EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for January 2013

WHITE PLAINS, N.Y., Jan. 17, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its January 2013 newsletter today.

Record December Quarter Originations Cap a Solid Year

The Fifth Street team was busy through the end of 2012, closing with a new quarterly origination record and capping an eventful year. Vacations were postponed as we worked to close and fund transactions for our borrowers' year-end deadlines. As we expected all year, the potential for higher tax rates in 2013 served as a strong impetus to close deals. Our ability to close a record $422 million of investments across 28 deals in the December quarter is a testament to the people, processes and platform we have put in place over the last several years. It also reinforces the importance of a direct origination platform and the relationships we have developed with sponsors over multiple deals. Throughout 2012, we took a number of steps to position our balance sheet and platform to handle the increased deal volumes and timely deploy proceeds from our recent capital raises:

  Broadened our product offerings – Our larger balance sheet and market reputation enabled us to offer a broader set of financing solutions to sponsors with attractive risk adjusted returns for our investors. We closed several large one-stop financings along with a broad mix of second lien and mezzanine investments. Fifth Street's value proposition resonated with sponsors, combined with our ability to hold any piece of the debt capital structure including one-stop transactions exceeding $100 million. These broad capabilities provided us with a robust pipeline in which to select transactions.
  Penetrated the Midwest market – A significant portion of our growth in calendar year 2012 was a direct result of our long-term investment in our Chicago office and the Midwest market. We continued to gain market share by strengthening our sponsor relationships in this key region.
  Expanded our capital markets business – Our sponsor relationships, underwriting expertise and market reputation created opportunities for Fifth Street's capital markets platform to agent and syndicate attractive risk/reward deals up and down a company's debt structure. Over the course of calendar year 2012, Fifth Street agented and syndicated $1.7 billion of deals according to Thomson Reuters LPC League Tables. We see our capital markets activities growing over time to enhance our market presence and generate value for shareholders.
  Improved credit quality – We successfully resolved several troubled credits from our 2007 and 2008 vintages either through restructurings or sales, and reported a stable NAV through September 30, 2012.
  Raised and deployed capital on a timely basis – In the middle of the year, we began positioning our balance sheet for a surge in deal flow through year-end. As we headed into fall, our pipeline rose to record levels. After the U.S. election results, sponsors' resolve to close deals by year-end increased dramatically, leading to a year-end surge in deal flow which we were well-positioned to handle. We raised equity in September and December that was accretive to NAV, had minimal impact to the share price and was deployed in the December quarter.
  Made multiple improvements in our liability structure – Our larger platform enabled us to make several improvements to lower our borrowing costs, improve terms, extend the duration of our liabilities and earn a second investment grade credit rating.

Specifically, we:

  Received our second SBIC license ($75 million of leverage capacity);
  Received our second investment grade credit rating from Standard & Poor's. Fifth Street is now rated BBB- by both Fitch Ratings and Standard & Poor's;
  Increased the size of our Wells Fargo Bank, N.A. credit facility by $50 million to $150 million and extended the maturity to four years from three years;
  Lowered the cost of our syndicated credit facility lead by ING by 25 basis points to LIBOR + 275 basis points, improved covenants and terms, increased the facility size to $415 million (as of early January 2013) from $230 million, increased the accordion feature to $600 million and added six new lenders with 12 lenders now in the credit facility.
  Issued our first public unsecured debt issuance in the form of baby bonds consisting of $75 million of 12-year senior unsecured term debt with a 5.875% coupon (NYSE:FSCE).
  Deepened the bench – During the course of the year, multiple new employees joined the Fifth Street team. As our platform grows we are able to hire high caliber individuals with direct experience. Fifth Street also continues to develop and promote from within the organization. We are pleased to announce that Kyde Sharp was recently promoted to Managing Director. Kyde joined Fifth Street just before our IPO in June 2008. Since that time, he has taken on increased responsibilities and has become a leading member of our underwriting team. In addition, the Board of Directors increased its size to eight members and appointed Ivelin Dimitrov, Fifth Street's Chief Investment Officer, to the Board, effective January 15, 2013. The Board's decision to appoint Ivelin as its newest member is in recognition of his significant leadership role and importance within the organization.
  Crossed billion dollar market capitalization – Our accomplishments during the year also enabled us to reach another milestone when we crossed a market capitalization of $1 billion. Crossing this threshold is important because it opens up a new investor base for our shares and further demonstrates our importance in the marketplace to our lenders. Our growth is enabling us to produce a higher quality and less volatile earnings stream with reduced funding risk for the benefit of our shareholders and debt investors.

We are pleased with our market leading position as we head into 2013. Looking forward, we will continue to focus on deepening and expanding our sponsor relationships, improving risk adjusted returns of the portfolio, reducing our borrowing costs and utilizing our available debt capacity. If successful, these strategic priorities should lead to growth in net investment income in 2013. We look forward to providing additional updates during the year.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior VP of Finance & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com